Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2027 SECOND QUARTER RESULTS

--Operating Income and EPS Improvement Exceed Expectations and Last Year--

-- Journeys Comparable Sales +2%, Johnston & Murphy Comparable Sales +4%--

--Eighth Consecutive Quarter of Positive Total Comparable Sales Growth for Journeys--

--Raises EPS Guidance --

NASHVILLE, Tenn., Sept. 3, 2026 --- Genesco Inc. (NYSE: GCO) today reported second quarter results for the three months ended August 1, 2026.

Second Quarter Fiscal 2027 Financial Summary

GAAP results include tariff refunds as well as other one-time adjustments; adjusted (Non-GAAP) results exclude these items to better reflect underlying operating performance

•
Net sales of $530 million decreased 3% compared to Q2FY26
•
Comparable sales decreased 1% compared to last year, with stores up 1% while e-commerce decreased 6%
•
Gross margin improved 560 basis points compared to last year, reflecting tariff refunds; Adjusted gross margin improved 140 basis points compared to last year1
•
Operating margin improved 330 basis points compared to last year; Adjusted operating margin improved 100 basis points compared to last year1
•
GAAP EPS was $0.32 and Non-GAAP EPS was ($0.83)1 versus GAAP EPS of ($1.79) and Non-GAAP EPS of ($1.14) last year2
•
Raises adjusted EPS guidance to high end of $2.00 to $2.40 range versus midpoint last quarter

Mimi E. Vaughn, Genesco’s Board Chair, President and Chief Executive Officer, said, “We delivered second quarter bottom line results that were significantly better than last year and well ahead of our expectations. The quarter provides further evidence that our Footwear First strategy is working and our momentum is building. Journeys and Johnston & Murphy both delivered positive comparable sales in the quarter, and earnings improvement reflected the operating leverage we set out to build, with more full-price selling aiding gross margin recapture and disciplined expense management driving the stronger performance. As we anticipated, the decline in sales was driven by strategic actions: store closures, our license transition, and pullback on discounting at Schuh. As we move past these shorter-term headwinds, we expect sales trends to improve, and we remain confident that the initiatives underway across our company position us for profitable growth.”

__________________________

1Non-GAAP earnings per share (“EPS”), adjusted operating loss and adjusted gross margin are non-GAAP measures. Non-GAAP EPS results exclude tariff refund-related benefits and certain one-time costs, net of tax, including proxy contest and other legal expenses, information technology transformation costs, severance and other restructuring costs in the second quarter of Fiscal 2027 and severance, net of tax, in the second quarter of Fiscal 2026 (“the Excluded Items”). See Schedule B for reconciliations to GAAP measures. The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and gross margin adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

2 The GAAP effective tax rate for the second quarter was (2.5)% in Fiscal 2027 compared to (15.0)% in the second quarter last year. The adjusted tax rate, reflecting Excluded Items described in footnote 1, was 5.7% in Fiscal 2027 compared to 26.5% in the second quarter last year.

Vaughn continued, “The third quarter is off to a good start with back-to-school and Journeys accelerating to a mid-single-digit comp in August on top of very strong growth the last two years.”

Jonathan M. Collins, Genesco’s Senior Vice President, Finance and Chief Financial Officer, added, “As a result of our performance, we are raising our full-year adjusted EPS outlook to the high end of the $2.00 to $2.40 range, up from our previous midpoint of the same range. With strong execution across our businesses, continued traction from our strategic initiatives and a focused approach to cost management, we are working to unlock meaningful earnings opportunity and create further shareholder value.”

Second Quarter Review

Net sales for the second quarter of Fiscal 2027 decreased 3% to $530 million compared to $546 million in the second quarter of Fiscal 2026. The decrease in net sales reflects the impact of net store closings, decreased licensed sales, a 6% decrease in e-commerce comparable sales from reduced Schuh discounting and an unfavorable foreign exchange impact, partially offset by a 1% increase in same store sales and higher sales from enlarged stores.

Comparable Sales

Comparable Same Store and E-commerce Sales:	2QFY27	2QFY26
Journeys Group	2%	9%
Schuh Group	(9)%	(4)%
Johnston & Murphy Group	4%	1%
Total Genesco Comparable Sales	(1)%	4%
Same Store Sales	1%	5%
Comparable E-commerce Sales	(6)%	1%

The overall sales decrease of 3% for the second quarter of Fiscal 2027 compared to the second quarter of Fiscal 2026 was driven by a decrease of 10% at Schuh and a 21% or $7 million decrease at Genesco Brands, partially offset by a 5% increase at Johnston & Murphy, while sales at Journeys were flat. On a constant currency basis, Schuh sales were down 10% for the second quarter this year.

Gross margin for the second quarter this year improved to 51.4%, including tariff refunds, compared to 45.8% last year. Adjusted gross margin for the second quarter this year of 47.2% increased 140 basis points as a percentage of sales compared to 45.8% last year. The increase as a percentage of sales compared to Fiscal 2026 is due primarily to less promotional activity and higher full-price selling at Schuh, favorable changes in sales mix, license exit benefit and pricing and tariff mitigation actions across our branded businesses.

Selling and administrative expenses were 49.0% as a percentage of sales compared to 48.4% last year. Adjusted selling and administrative expenses for the second quarter this year decreased almost $6 million but deleveraged 40 basis points as a percentage of sales to 48.8% compared to 48.4% last year due to the sales decline this year. The increase as a percentage of sales primarily reflected increased occupancy and performance-based compensation expenses, partially offset by decreased selling salaries and marketing expenses. Excluding performance-based compensation expense, selling and administrative expenses were only up 10 basis points for the second quarter this year, reflecting our cost savings initiatives in a quarter with decreased sales.

Genesco’s GAAP operating income for the second quarter was $3.6 million, or 0.7% of sales this year, including tariff refunds, compared with an operating loss of $14.4 million, or 2.6% of sales in the second quarter last year. Adjusted for the Excluded Items in the second quarters of both Fiscal 2027 and Fiscal 2026, the operating loss for the second quarter was $8.3 million this year compared to a loss of $14.3 million last year. Adjusted operating margin was a loss of 1.6% of sales in the second quarter of Fiscal 2027 compared to a loss of 2.6% in the second quarter last year.

The effective tax rate for the second quarter was (2.5%) in Fiscal 2027 compared to (15.0%) in the second quarter last year. The adjusted tax rate, reflecting Excluded Items, was 5.7% in Fiscal 2027 compared to 26.5% in the second quarter last year. The lower adjusted tax rate for the second quarter of Fiscal 2027 compared to the second quarter last year primarily reflects a lower expected tax rate for Fiscal 2027 versus Fiscal 2026 due to the impact of the valuation allowance in certain jurisdictions combined with the income tax law changes from the One Big Beautiful Bill Act (“OBBBA”).

GAAP earnings from continuing operations were $3.5 million in the second quarter of Fiscal 2027, including tariff refunds, compared to a loss of $18.5 million in the second quarter last year. Adjusted for the Excluded Items, the second quarter loss from continuing operations was $8.8 million, or $0.83 per share, in Fiscal 2027, compared to a loss of $11.7 million, or $1.14 per share, in the second quarter last year.

Tariff Refunds

The Company received $22.5 million in tariff refunds, including interest, during the second quarter this year related to its branded businesses under the International Emergency Economic Powers Act. The tariff refunds are excluded from the adjusted loss from continuing operations. In addition, no additional tariff refunds are included in the Company’s guidance for the full year.

Cost Savings Program

In connection with its IT Transformation and programs to drive automation, operating efficiencies and spend optimization, the Company announced a new cost reduction program earlier this year which is expected to generate cost savings of $40 to $50 million between now and Fiscal 2029 with up to $20 million realized this year. This program is aimed at structurally reducing the cost base, continued investment in growth initiatives, further supporting operating margin expansion and continued utilization of AI capabilities which unlock additional opportunities.

Cash, Borrowings and Inventory

Cash as of August 1, 2026, was $57.1 million, compared with $41.0 million as of August 2, 2025. Total debt at the end of the second quarter of Fiscal 2027 was $15.8 million compared with $71.0 million at the end of last year’s second quarter. Inventories increased 8% on a year-over-year basis primarily reflecting increased inventory at Journeys.

Capital Expenditures and Store Activity

For the second quarter this year, capital expenditures were $17 million, related primarily to retail store remodels. Depreciation and amortization was $13 million. During the quarter, the Company opened three stores and closed 25 stores. The Company ended the quarter with 1,186 stores compared with 1,253 stores at the end of the second quarter last year, or a decrease of 5%. Square footage was down 5% on a year-over-year basis.

Share Repurchases

The Company did not repurchase any shares during the second quarter of Fiscal 2027. The Company has repurchased 317,503 shares during the Company’s third quarter as of August 31, 2026 and currently has $18.8 million remaining on its expanded share repurchase authorization announced in June 2023. The Company continues to view share repurchases as an important component of its balanced capital allocation strategy and is committed to deploying excess capital.

Fiscal 2027 Outlook

Based on better than expected second quarter results including stronger gross margins and better expense management, partially offset by lower sales assumptions for Schuh in the back half, the Company is raising its adjusted diluted earnings per share outlook for Fiscal 2027.

•
Adjusted diluted earnings per share from continuing operations are now expected to be at the high end of the range of $2.00 to $2.403, versus the midpoint of the same range in previous guidance
•
Comparable sales are now expected to be flat versus prior guidance of positive 1% to 2%, reflecting greater pressure at Schuh, resulting in total sales now down approximately 2% versus prior guidance of flat to down 1%
•
Operating income, reflecting stronger gross margins, is now expected to be at the high end of the previous range of $34 to $40 million, versus the prior view of the midpoint of the range
•
Guidance reflects repurchases through August 31 and assumes no further share repurchases for this year and a tax rate of 30% for Fiscal 2027 but due to the valuation allowance, the tax rate for the third quarter of the year will be in the range of approximately 7% to 8%

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of second quarter results on its website, www.genesco.com, in the investor relations section. The Company's live conference call on September 3, 2026, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding future sales, earnings, operating income, gross margins, expenses, tariff refunds, capital expenditures, depreciation and amortization, tax rates, store openings and closures, cost reductions, share repurchases and all other statements not addressing solely historical facts or present conditions. Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “feel,” “should,” “believe,” “anticipate,” “optimistic,” “confident” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from

3A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

weakness in store, e-commerce and shopping mall traffic, the imposition of tariffs (including the timing and amount thereof) on products imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; our ability to pass on price increases to our customers; restrictions on operations imposed by government entities and/or landlords, and limitations on the Company’s ability to adequately staff and operate stores. Differences from expectations could also result from store closures and effects on the business as a result of the level of consumer spending on our merchandise and interest in our brands and in general; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of pandemics or geopolitical events, including shipping disruptions near crucial trade routes; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; a disruption in shipping or increase in cost of our imported products, and other factors affecting the cost of products; our dependence on third-party vendors and licensors for the products we sell; store closures and effects on the business as a result of civil disturbances; our ability to renew our license agreements; impacts of the ongoing geopolitical conflicts around the world including, without limitation, the conflict with Iran; and other sources of market weakness in the locations in which we operate; the effectiveness of the Company's omnichannel initiatives; costs associated with proxy contest; costs associated with changes in minimum wage and overtime requirements; wage pressures; labor shortages; the effects of inflation; the evolving regulatory landscape related to our use of social media; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets, including trends with respect to the popularity of casual and dress footwear; any failure to increase sales at our existing stores, given our high fixed expense cost structure, and in our e-commerce businesses; risks related to the potential for terrorist events; changes in buying patterns by significant wholesale customers; changes in consumer preferences; our ability to continue to complete and integrate acquisitions; our ability to expand our business and diversify our product base; impairment of goodwill in connection with acquisitions; payment related risks that could increase our operating cost, expose us to fraud or theft, subject us to potential liability and disrupt our business; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to secure allocations to refine product assortments to address consumer demand; the ability to renew leases in existing stores and control or lower occupancy costs, to open or close stores in the number and on the planned schedule, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings and savings in connection with the restructuring of the Company’s information technology functions; the amount and timing of share repurchases; our ability to make our occupancy costs more variable; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems or as the result of the restructuring of the Company’s information technology functions; risks that our efforts to integrate AI into our business operations may not be successful and could result in reputational harm and /or liability; changes in tax laws and tax rates and the Company’s ability to realize any anticipated tax benefits in both the amount and timeframe anticipated; and the cost and outcome of litigation, investigations, environmental matters and other disputes involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc. (NYSE: GCO) is a Footwear First company with distinctively positioned retail and lifestyle brands and proven omnichannel capabilities offering customers the footwear they desire in engaging shopping environments, including more than 1,180 retail stores and branded e-commerce websites. Its Journeys, Little Burgundy and Schuh brands serve teens, kids and young adults with on-trend fashion footwear that inspires youth culture in the U.S., Canada and the U.K. Johnston & Murphy serves successful, affluent men and women with premium footwear, apparel and accessories in the U.S. and Canada, and Genesco Brands Group sells branded lifestyle footwear to leading retailers under licensed brands including Wrangler, Dockers and Starter. Founded in 1924, Genesco is based in Nashville, Tennessee. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contacts
Jonathan M. Collins, Senior Vice President, Finance, Chief Financial Officer
(615) 367-7465 / jcollins1@genesco.com

Darryl R. MacQuarrie, Senior Director, FP&A & Investor Relations

(615) 308-5629 / dmacquarrie@genesco.com

Genesco Media Contact
Claire S. McCall, Director, Corporate Relations
(615) 308-2483 / cmccall@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 2		Quarter 2
	August 1, 2026	% of Net Sales	August 2, 2025	% of Net Sales
Net sales	$529,858	100.0%	$545,965	100.0%
Cost of sales	257,741	48.6%	296,016	54.2%
Gross margin(1)	272,117	51.4%	249,949	45.8%
Selling and administrative expenses(2)	259,557	49.0%	264,265	48.4%
Asset impairments and other, net(3)	8,943	1.7%	124	0.0%
Operating income (loss)	3,617	0.7%	(14,440)	-2.6%
Other components of net periodic benefit cost	247	0.0%	148	0.0%
Interest, net(4)	(28)	0.0%	1,459	0.3%
Earnings (loss) from continuing operations before income taxes	3,398	0.6%	(16,047)	-2.9%
Income tax expense (benefit)	(84)	0.0%	2,409	0.4%
Earnings (loss) from continuing operations	3,482	0.7%	(18,456)	-3.4%
Loss from discontinued operations, net of tax	(3)	0.0%	(15)	0.0%
Net Earnings (Loss)	$3,479	0.7%	$(18,471)	-3.4%
Basic earnings (loss) per share:
Before discontinued operations	$0.33		$(1.79)
Net earnings (loss)	$0.33		$(1.79)
Diluted earnings (loss) per share:
Before discontinued operations	$0.32		$(1.79)
Net earnings (loss)	$0.32		$(1.79)
Weighted-average shares outstanding:
Basic	10,537		10,294
Diluted	10,917		10,294

(1)
Includes a $21.8 million gross margin gain in the second quarter of Fiscal 2027 for the refund of tariffs.
(2)
Includes a $0.9 million charge for costs associated with information technology transformation in the second quarter of Fiscal 2027.
(3)
Includes an $8.9 million charge in the second quarter of Fiscal 2027 which includes a $6.9 million charge for costs related to proxy contest, a $1.0 million charge for other legal matters, a $0.4 million charge for costs associated with information technology transformation, a $0.5 million charge for severance and other restructuring and $0.1 million for store restructuring. Includes a $0.1 million charge for severance in the second quarter of Fiscal 2026.
(4)
Includes $0.7 million of interest income in the second quarter of Fiscal 2027 related to tariff refunds.

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Six Months Ended		Six Months Ended
	August 1, 2026	% of Net Sales	August 2, 2025	% of Net Sales
Net sales	$1,016,883	100.0%	$1,019,938	100.0%
Cost of sales	515,847	50.7%	548,808	53.8%
Gross margin(1)	501,036	49.3%	471,130	46.2%
Selling and administrative expenses(2)	513,960	50.5%	513,300	50.3%
Asset impairments and other, net(3)	(1,164)	-0.1%	415	0.0%
Operating loss	(11,760)	-1.2%	(42,585)	-4.2%
Other components of net periodic benefit cost	484	0.0%	328	0.0%
Interest, net(4)	237	0.0%	2,798	0.3%
Loss from continuing operations before income taxes	(12,481)	-1.2%	(45,711)	-4.5%
Income tax benefit	(1,157)	-0.1%	(6,043)	-0.6%
Loss from continuing operations	(11,324)	-1.1%	(39,668)	-3.9%
Loss from discontinued operations, net of tax	(11)	0.0%	(30)	0.0%
Net Earnings (Loss)	$(11,335)	-1.1%	$(39,698)	-3.9%
Basic loss per share:
Before discontinued operations	$(1.08)		$(3.82)
Net loss	$(1.08)		$(3.82)
Diluted loss per share:
Before discontinued operations	$(1.08)		$(3.82)
Net loss	$(1.08)		$(3.82)
Weighted-average shares outstanding:
Basic	10,483		10,394
Diluted	10,483		10,394

(1)
Includes a $21.8 million gain in the first six months of Fiscal 2027 for the refund of tariffs and a $0.1 million gain in the first six months of Fiscal 2027 for the reversal of an inventory write-down in Genesco Brands Group related to license exits.
(2)
Includes a $2.6 million charge for costs associated with information technology transformation in the first six months of Fiscal 2027.
(3)
Includes a $1.2 million gain in the first six months of Fiscal 2027 which includes a $13.4 million gain related to payment card interchange fee litigation, partially offset by a $6.9 million charge for costs related to proxy contest, a $3.1 million charge for store restructuring, a $1.0 million charge for other legal matters, a $0.6 million charge for costs associated with information technology transformation and a $0.6 million charge for severance and other restructuring. Includes a $0.4 million charge for severance in the first six months of Fiscal 2026.
(4)
Includes $0.7 million of interest income in the first six months of Fiscal 2027 related to tariff refunds.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 2		Quarter 2
	August 1, 2026	% of Net Sales	August 2, 2025	% of Net Sales
Sales:
Journeys Group	$317,836	60.0%	$318,189	58.3%
Schuh Group	113,820	21.5%	126,595	23.2%
Johnston & Murphy Group	72,541	13.7%	68,789	12.6%
Genesco Brands Group	25,661	4.8%	32,392	5.9%
Net Sales	$529,858	100.0%	$545,965	100.0%
Operating income (loss):
Journeys Group	$(714)	-0.2%	$(4,999)	-1.6%
Schuh Group(1)	(370)	-0.3%	(11)	0.0%
Johnston & Murphy Group(2)	12,946	17.8%	(1,782)	-2.6%
Genesco Brands Group(3)	8,611	33.6%	653	2.0%
Corporate and Other(4)	(16,856)	-3.2%	(8,301)	-1.5%
Operating income (loss)	3,617	0.7%	(14,440)	-2.6%
Other components of net periodic benefit cost	247	0.0%	148	0.0%
Interest, net(5)	(28)	0.0%	1,459	0.3%
Earnings (loss) from continuing operations before income taxes	3,398	0.6%	(16,047)	-2.9%
Income tax expense (benefit)	(84)	0.0%	2,409	0.4%
Earnings (loss) from continuing operations	3,482	0.7%	(18,456)	-3.4%
Loss from discontinued operations, net of tax	(3)	0.0%	(15)	0.0%
Net Earnings (Loss)	$3,479	0.7%	$(18,471)	-3.4%

(1)
Includes a $0.1 million charge for costs associated with information technology transformation in the second quarter of Fiscal 2027.
(2)
Includes a $13.3 million gain in the second quarter of Fiscal 2027 for the refund of tariffs.
(3)
Includes an $8.5 million gain in the second quarter of Fiscal 2027 for the refund of tariffs.
(4)
Includes a $9.7 million charge in the second quarter of Fiscal 2027 which includes a $6.9 million charge for costs related to proxy contest, a $1.0 million charge for other legal matters, a $1.2 million charge for costs associated with information technology transformation, a $0.5 million charge for severance and other restructuring and $0.1 million for store restructuring. Includes a $0.1 million charge for severance in the second quarter of Fiscal 2026.
(5)
Includes $0.7 million of interest income in the second quarter of Fiscal 2027 related to tariff refunds.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Six Months Ended		Six Months Ended
	August 1, 2026	% of Net Sales	August 2, 2025	% of Net Sales
Sales:
Journeys Group	$603,159	59.3%	$590,823	57.9%
Schuh Group	204,522	20.1%	222,510	21.8%
Johnston & Murphy Group	153,851	15.1%	145,628	14.3%
Genesco Brands Group	55,351	5.4%	60,977	6.0%
Net Sales	$1,016,883	100.0%	$1,019,938	100.0%
Operating Income (Loss):
Journeys Group	$(12,269)	-2.0%	$(20,282)	-3.4%
Schuh Group(1)	(7,357)	-3.6%	(6,142)	-2.8%
Johnston & Murphy Group(2)	14,453	9.4%	(1,282)	-0.9%
Genesco Brands Group(3)	9,773	17.7%	1,351	2.2%
Corporate and Other(4)	(16,360)	-1.6%	(16,230)	-1.6%
Operating loss	(11,760)	-1.2%	(42,585)	-4.2%
Other components of net periodic benefit cost	484	0.0%	328	0.0%
Interest, net(5)	237	0.0%	2,798	0.3%
Loss from continuing operations before income taxes	(12,481)	-1.2%	(45,711)	-4.5%
Income tax benefit	(1,157)	-0.1%	(6,043)	-0.6%
Loss from continuing operations	(11,324)	-1.1%	(39,668)	-3.9%
Loss from discontinued operations, net of tax	(11)	0.0%	(30)	0.0%
Net Loss	$(11,335)	-1.1%	$(39,698)	-3.9%

(1)
Includes a $0.4 million charge for costs associated with information technology transformation in the first six months of Fiscal 2027.
(2)
Includes a $13.3 million gain in the first six months of Fiscal 2027 for the refund of tariffs.
(3)
Includes an $8.5 million gain in the first six months of Fiscal 2027 for the refund of tariffs and a $0.1 million gain for the reversal of an inventory write-down related to license exits.
(4)
Includes a $1.0 million charge in the first six months of Fiscal 2027 which includes a $6.9 million charge for costs related to proxy contest, a $3.1 million charge for store restructuring, a $2.8 million charge for costs associated with information technology transformation, a $1.0 million charge for other legal matters and a $0.6 million charge for severance and other restructuring, partially offset by a $13.4 million gain related to payment card interchange fee litigation. Includes a $0.4 million charge for severance in the first six months of Fiscal 2026.
(5)
Includes $0.7 million of interest income in the first six months of Fiscal 2027 related to tariff refunds.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	August 1, 2026	August 2, 2025
Assets
Cash and cash equivalents	$57,133	$40,989
Accounts receivable	39,716	54,322
Inventories	539,670	501,008
Other current assets	39,773	49,572
Total current assets	676,292	645,891
Property and equipment	242,315	238,626
Operating lease right of use assets	523,777	475,221
Goodwill and other intangibles	36,322	36,744
Other non-current assets	25,527	25,443
Total Assets	$1,504,233	$1,421,925

Liabilities and Equity
Accounts payable	$216,726	$193,016
Current portion long-term debt	—	13,275
Current portion operating lease liabilities	108,694	123,106
Other current liabilities	101,335	84,958
Total current liabilities	426,755	414,355
Long-term debt	15,798	57,677
Long-term operating lease liabilities	459,420	395,186
Other long-term liabilities	45,285	48,335
Equity	556,975	506,372
Total Liabilities and Equity	$1,504,233	$1,421,925

GENESCO INC.

Store Count Activity

	Balance 02/01/25	Open	Close	Balance 01/31/26	Open	Close	Balance 08/01/26
Journeys Group	1,006	8	49	965	1	42	924
Schuh Group	124	1	7	118	2	11	109
Johnston & Murphy Group	148	14	9	153	2	2	153
Total Retail Stores	1,278	23	65	1,236	5	55	1,186

	Balance 05/02/26	Open	Close	Balance 08/01/26
Journeys Group	940	1	17	924
Schuh Group	114	1	6	109
Johnston & Murphy Group	154	1	2	153
Total Retail Stores	1,208	3	25	1,186

GENESCO INC.

Comparable Sales

	Quarter 2		Six Months Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Journeys Group	2%	9%	3%	9%
Schuh Group	-9%	-4%	-9%	-2%
Johnston & Murphy Group	4%	1%	5%	0%
Total Comparable Sales	-1%	4%	0%	5%
Same Store Sales	1%	5%	2%	5%
Comparable E-commerce Sales	-6%	1%	-3%	4%

Schedule B

Genesco Inc.

Adjustments to Reported Earnings (Loss) from Continuing Operations

Three Months Ended August 1, 2026 and August 2, 2025

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 2			Quarter 2
	August 1, 2026			August 2, 2025
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings (Loss) from continuing operations, as reported		$3,482	$0.32		$(18,456)	$(1.79)

Gross margin adjustment:
Tariff refunds	$(21,780)	(20,308)	(1.86)	$—	—	0.00
Reversal of inventory write-down related to exit of licenses	(25)	(23)	0.00	—	—	0.00
Total gross margin adjustment	$(21,805)	(20,331)	(1.86)	$—	—	0.00

Selling and administrative expense adjustment:
Costs associated with information technology transformation	$900	845	0.08	$—	—	0.00

Asset impairments and other adjustments:
Asset impairment charges	$—	—	0.00	$—	—	0.00
Severance and other restructuring	459	427	0.04	124	88	0.00
Costs associated with information technology transformation	440	411	0.04	—	—	0.00
Gain related to payment card interchange fee litigation	—	(44)	(0.01)	—	—	0.00
Store restructuring charges	115	117	0.01	—	—	0.00
Costs related to proxy contest	6,890	6,424	0.59	—	—	0.00
Other legal matters	1,040	970	0.09	—	—	0.00
Impact of less dilutive shares	—	—	(0.03)	—	—	0.00
Total asset impairments and other adjustments	$8,944	8,305	0.73	$124	88	0.00

Interest, net adjustment related to interest income on tariffs	$(738)	(688)	(0.06)	$—	—	0.00

Income tax expense adjustments:
Tax impact share based awards		—	0.00		(139)	(0.01)
One big beautiful bill impact		—	0.00		6,849	0.66
Other tax items		(383)	(0.04)		(50)	0.00
Total income tax expense adjustments		(383)	(0.04)		6,660	0.65
Adjusted loss from continuing operations (1) and (2)		$(8,770)	(0.83)		$(11,708)	(1.14)

(1)
The adjusted tax rate for the second quarter of Fiscal 2027 and 2026 is 5.7% and 26.5%, respectively.
(2)
EPS reflects 10.5 million and 10.3 million share count for the second quarter of Fiscal 2027 and 2026, respectively, which excludes common stock equivalents in both periods due to the adjusted loss from continuing operations. Earnings per share from continuing operations in Fiscal 2027 includes equivalents of 0.4 million shares for total shares of 10.9 million.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income (Loss)

Three Months Ended August 1, 2026 and August 2, 2025

	Quarter 2 - August 1, 2026
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(714)	$—	$(714)
Schuh Group	(370)	153	(217)
Johnston & Murphy Group	12,946	(13,245)	(299)
Genesco Brands Group	8,611	(8,560)	51
Corporate and Other	(16,856)	9,690	(7,166)
Total Operating Income (Loss)	$3,617	$(11,962)	$(8,345)
% of sales	0.7%		-1.6%

Depreciation and amortization			13,183
Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA")(1)			$4,838
% of sales			0.9%

	Quarter 2 - August 2, 2025
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(4,999)	$—	$(4,999)
Schuh Group	(11)	—	(11)
Johnston & Murphy Group	(1,782)	—	(1,782)
Genesco Brands Group	653	—	653
Corporate and Other	(8,301)	124	(8,177)
Total Operating Loss	$(14,440)	$124	$(14,316)
% of sales	-2.6%		-2.6%

Depreciation and amortization			13,474
Adjusted loss before interest, taxes, depreciation and amortization ("EBITDA")(1)			$(842)
% of sales			-0.2%

(1) Excludes "Other components of net periodic benefit cost" line item on the Consolidated Statements of Operations.

Schedule B

Genesco Inc.

Adjustments to Reported Gross Margin, Selling and Administrative Expenses and Interest, net

Three Months Ended August 1, 2026 and August 2, 2025

	Quarter 2
In Thousands	August 1, 2026	August 2, 2025
Gross margin, as reported	$272,117	$249,949
% of sales	51.4%	45.8%
Tariff refunds	(21,780)	—
Reversal of inventory write-down related to exit of licenses	(25)	—
Total gross margin adjustment	(21,805)	—
Adjusted gross margin	$250,312	$249,949
% of sales	47.2%	45.8%

	Quarter 2
In Thousands	August 1, 2026	August 2, 2025
Selling and administrative expenses, as reported	$259,557	$264,265
% of sales	49.0%	48.4%
Costs associated with information technology transformation	(900)	—
Total adjustments	(900)	—
Adjusted selling and administrative expenses	$258,657	$264,265
% of sales	48.8%	48.4%

	Quarter 2
In Thousands	August 1, 2026	August 2, 2025
Interest, net, as reported	$(28)	$1,459
% of sales	0.0%	0.3%
Interest income on tariff refunds	738	—
Total adjustments	738	—
Adjusted interest, net	$710	$1,459
% of sales	0.1%	0.3%

Schedule B

Genesco Inc.

Adjustments to Reported Loss from Continuing Operations

Six Months Ended August 1, 2026 and August 2, 2025

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Six Months Ended			Six Months Ended
	August 1, 2026			August 2, 2025
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Loss from continuing operations, as reported		$(11,324)	$(1.08)		$(39,668)	$(3.82)

Gross margin adjustment:
Tariff refunds	$(21,780)	(20,308)	(1.94)	$—	—	0.00
Reversal of inventory write-down related to exit of licenses	(109)	(101)	(0.01)	—	—	0.00
Total gross margin adjustment	$(21,889)	(20,409)	(1.95)	$—	—	0.00

Selling and administrative expense adjustment:
Costs associated with information technology transformation	$2,598	2,423	0.23	$—	—	0.00

Asset impairments and other adjustments:
Asset impairment charges	$—	—	0.00	$34	24	0.00
Severance and other restructuring	549	511	0.05	381	273	0.03
Costs associated with information technology transformation	638	595	0.06	—	—	0.00
Gain related to payment card interchange fee litigation	(13,425)	(12,518)	(1.19)	—	—	0.00
Store restructuring charges	3,085	2,885	0.28	—	—	0.00
Costs related to proxy contest	6,950	6,480	0.62	—	—	0.00
Other legal matters	1,040	970	0.09	—	—	0.00
Total asset impairments and other adjustments	$(1,163)	(1,077)	(0.09)	$415	297	0.03

Interest, net adjustment related to interest income on tariffs	$(738)	(688)	(0.07)	$—	—	0.00

Income tax expense adjustments:
One big beautiful bill impact		—	0.00		6,849	0.66
Other tax items		(390)	(0.04)		(716)	(0.07)
Total income tax expense adjustments		(390)	(0.04)		6,133	0.59
Adjusted loss from continuing operations (1) and (2)		$(31,465)	$(3.00)		$(33,238)	$(3.20)

(1)
The adjusted tax rate for the first six months of Fiscal 2027 and 2026 is 6.6% and 26.6%, respectively.
(2)
EPS reflects a 10.5 million and 10.4 million share count for the first six months of Fiscal 2027 and 2026, respectively, which excludes common stock equivalents in both periods due to the loss from continuing operations.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income (Loss)

Six Months Ended August 1, 2026 and August 2, 2025

	Six Months Ended August 1, 2026
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(12,269)	$—	$(12,269)
Schuh Group	(7,357)	442	(6,915)
Johnston & Murphy Group	14,453	(13,245)	1,208
Genesco Brands Group	9,773	(8,644)	1,129
Corporate and Other	(16,360)	992	(15,368)
Total Operating Loss	$(11,760)	$(20,455)	$(32,215)
% of sales	-1.2%		-3.2%
Depreciation and amortization			26,430
Adjusted loss before interest, taxes, depreciation and amortization ("EBITDA")(1)			$(5,785)
% of sales			-0.6%

	Six Months Ended August 2, 2025
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(20,282)	$—	$(20,282)
Schuh Group	(6,142)	—	(6,142)
Johnston & Murphy Group	(1,282)	—	(1,282)
Genesco Brands Group	1,351	—	1,351
Corporate and Other	(16,230)	415	(15,815)
Total Operating Loss	$(42,585)	$415	$(42,170)
% of sales	-4.2%		-4.1%
Depreciation and amortization			26,867
Adjusted loss before interest, taxes, depreciation and amortization ("EBITDA")(1)			$(15,303)
% of sales			-1.5%

(1) Excludes "Other components of net periodic benefit cost" line item on the Consolidated Statements of Operations.

Schedule B

Genesco Inc.

Adjustments to Reported Gross Margin, Selling and Administrative Expenses and Interest, net

Six Months Ended August 1, 2026 and August 2, 2025

	Six Months Ended
In Thousands	August 1, 2026	August 2, 2025
Gross margin, as reported	$501,036	$471,130
% of sales	49.3%	46.2%
Tariff refunds	(21,780)	—
Reversal of inventory write-down related to exit of licenses	(109)	—
Total gross margin adjustment	(21,889)	—
Adjusted gross margin	$479,147	$471,130
% of sales	47.1%	46.2%

	Six Months Ended
In Thousands	August 1, 2026	August 2, 2025
Selling and administrative expenses, as reported	$513,960	$513,300
% of sales	50.5%	50.3%
Costs associated with information technology transformation	(2,598)	—
Total adjustments	(2,598)	—
Adjusted selling and administrative expenses	$511,362	$513,300
% of sales	50.3%	50.3%

	Six Months Ended
In Thousands	August 1, 2026	August 2, 2025
Interest, net, as reported	$237	$2,798
% of sales	0.0%	0.3%
Interest income on tariff refunds	738	—
Total adjustments	738	—
Adjusted interest, net	$975	$2,798
% of sales	0.1%	0.3%

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Fiscal Year Ending January 30, 2027

In millions (except per share amounts)	High Guidance Fiscal 2027		Low Guidance Fiscal 2027
	Net of Tax	Per Share	Net of Tax	Per Share
Forecasted earnings from continuing operations	$36.6	$3.39	$32.0	$2.96
Asset impairments and other adjustments:
Asset impairments and other matters	14.5	1.34	14.8	1.37
Gain related to tariff refunds including interest income	(15.8)	(1.46)	(15.8)	(1.46)
Gain related to payment card interchange fee litigation	(9.4)	(0.87)	(9.4)	(0.87)
Total asset impairments and other adjustments (1)	(10.7)	(0.99)	(10.4)	(0.96)
Adjusted forecasted earnings from continuing operations (2)	$25.9	$2.40	$21.6	$2.00

(1)
All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2027 is approximately 30%. Due to the valuation allowance, the adjusted tax rate for the first quarter was 6.9% and the second quarter was 5.7%. The adjusted tax rate for the third quarter will be in the range of approximately 7% to 8% and the fourth quarter will be a true up so the total year will be approximately 30%.
(2)
EPS reflects 10.8 million share count for Fiscal 2027 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.